Exhibit 2.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of February 20, 2013, is made by and between LinnCo, LLC, a Delaware limited liability company (“LinnCo”), and Linn Energy, LLC, a Delaware limited liability company (“Linn”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Berry Petroleum Company, a Delaware corporation (the “Company”), Bacchus HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Bacchus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Bacchus Merger Sub”), LinnCo, Linn Acquisition Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of LinnCo (“LinnCo Merger Sub”), and Linn are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which:

(a) Bacchus Merger Sub is being merged with and into the Company, with (i) each outstanding share of the Company’s Class A common stock and Class B common stock (collectively, the “Company Common Stock”) being converted into one share of HoldCo common stock and (ii) the Company surviving as a direct wholly owned subsidiary of HoldCo (the “HoldCo Merger”);

(b) The Company is being converted from a Delaware corporation to a Delaware limited liability company (the “Conversion”); and

(c) HoldCo is being merged with and into LinnCo Merger Sub, with (i) each outstanding share of HoldCo common stock being converted into the right to receive 1.25 newly issued LinnCo common shares representing limited liability company interests in LinnCo (“LinnCo Common Shares”) and (ii) LinnCo Merger Sub surviving as a direct wholly owned subsidiary of LinnCo (the “LinnCo Merger” and, collectively with the HoldCo Merger and the Conversion, the “Transaction”).

WHEREAS, pursuant to this Agreement, and in connection with the Transaction, LinnCo will contribute all of the outstanding limited liability company interests in LinnCo Merger Sub (the “Interests”) to Linn in exchange for the issuance by Linn of newly issued units representing limited liability company interests in Linn ( “Linn Units”) to LinnCo.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTION AND ISSUANCE; CLOSING

At the Closing (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall be completed as set forth below.

Section 1.1 Contribution of Interests. LinnCo shall contribute, assign and transfer the Interests to Linn (the “Contribution”) in exchange for the issuance of Linn Units described in Section 1.2 hereof and Linn’s assumption of all liabilities of LinnCo Merger Sub and the Company and, to the extent that LinnCo succeeds to any liability of HoldCo or the Company in connection with the LinnCo Merger, LinnCo.

Section 1.2 Issuance of Linn Units and Assumption of Liabilities. As consideration for the Contribution, Linn shall:

(a) issue to LinnCo a number of newly issued Linn Units equal to the greater of:

(i) the aggregate number of LinnCo Common Shares issuable by LinnCo in connection with the LinnCo Merger; and

(ii) the number of Linn Units as is necessary to cause LinnCo to own no less than one-third (1/3rd) of all of the outstanding Linn Units following the consummation of the transactions contemplated by this Agreement (the “Issuance”); and

(b) assume all of the liabilities of LinnCo Merger Sub and the Company and, to the extent that LinnCo succeeds to any liability of HoldCo or the Company in connection with the LinnCo Merger, LinnCo, excluding, for the avoidance of doubt, any federal, state or local tax liability of LinnCo solely resulting from LinnCo’s ownership of Linn Units.

If, between the date of this Agreement and the Closing (as hereinafter defined), the outstanding shares of Company Common Stock, LinnCo Common Shares or Linn Units shall have been changed into a different number of shares or units or a different class of shares or units by reason of any equity dividend, subdivision, reorganization, reclassification, recapitalization, equity split, reverse equity split, combination or exchange of shares or units, or any similar event shall have occurred, then the number of Linn Units to be issued in the Issuance pursuant to clause (a)(i) of this Section 1.2 shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 1.2 shall be construed to permit either Party to take any action with respect to its securities that is prohibited by the terms of the Merger Agreement.

Section 1.3 Tax Liability Distributions. In addition to any distribution to which LinnCo is entitled with respect to its Linn Units pursuant to Section 6.4 of the Third Amended and Restated Limited Liability Company Agreement of Linn, for each of the first three calendar years following the Closing of the Contribution (including the partial year following the Closing), Linn shall also make one or more special distributions in the aggregate amount of $6 million per year to LinnCo solely out of funds available to make “operating cash flow distributions” (as such term is defined in Treasury Regulations Section 1.707-4(b)(2)); provided, however, that at the end of each of calendar year 2014 and 2015, the Parties shall work in good faith (i) to evaluate whether the amount distributed to LinnCo pursuant to this Section 1.3 has reasonably compensated LinnCo for the actual increase in tax liability to LinnCo, if any, resulting from the allocation of amortization, depletion, depreciation and other cost recovery deductions using the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), with respect to the assets acquired in the Contribution and (ii) to make any adjustment to such distribution as mutually agreed.

Section 1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas, promptly following the consummation of the Transaction on the closing date of the Transaction (the “Transaction Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES; DISCLAIMER

Section 2.1 Representations and Warranties of LinnCo. LinnCo hereby represents and warrants that:

(a) It is a limited liability company duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the State of Delaware, with all requisite limited liability company power and authority to own its properties and assets and to conduct its business as presently conducted;

(b) (i) It has all necessary limited liability company power and authority to execute and deliver this Agreement and, assuming the closing of the Transaction, to consummate the Contribution and Issuance, (ii) the execution, delivery and performance by it of this Agreement and the consummation by it of the Contribution and Issuance has been duly authorized by all necessary action on its part and (iii) no other action on its part is necessary to authorize the execution and delivery by it of this Agreement and the consummation of the Contribution and Issuance. The Board of Directors of LinnCo, acting in accordance with the recommendation of the Special Committee of the Board of Directors of LinnCo, has approved this Agreement and the Contribution and Issuance. This Agreement has been duly executed and delivered by LinnCo and, assuming due and valid authorization, execution and delivery hereof by Linn, is the valid and binding obligation of LinnCo enforceable against LinnCo in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”);

(c) The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provisions of: (i) its certificate of formation or limited liability company agreement or the certificate of formation or limited liability company agreement of LinnCo Merger Sub; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it or LinnCo Merger Sub is a party or is subject or by which any of its or their assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (“Laws”); or (iv) any material provision of any material contract to which it or LinnCo Merger Sub is a party or by which its or their assets are bound;

(d) All of the issued and outstanding equity interests of LinnCo Merger Sub are duly authorized and validly issued in accordance with the certificate of formation and limited liability company agreement of LinnCo Merger Sub and fully paid and non-assessable;

(e) It owns directly all of the Interests and has good and marketable title thereto, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims;

(f) At the time of the Closing, there will be no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person to acquire the Interests that has not been waived; and

(g) It is acquiring the Linn Units for its own account with the present intention of holding the Linn Units for investment purposes and not with a view to or for sale in connection with any public distribution of the Linn Units in violation of any federal or state securities Laws. It acknowledges that the Linn Units have not been registered under federal and state securities Laws and that the Linn Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

Section 2.2 Representations and Warranties of Linn. Linn hereby represents and warrants that:

(a) It is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to own, operate or lease its properties and assets and to conduct its business as presently conducted;

(b) (i) It has all necessary limited liability company power and authority to execute and deliver this Agreement and, subject to receipt of approval of the Issuance by a majority of the votes cast at a duly called meeting of the holders of Linn Units at which a quorum is present, to consummate the Contribution and Issuance, (ii) the execution, delivery and performance by it of this Agreement and the consummation by it of the Contribution and Issuance has been duly authorized by all necessary action on its part and (iii) no other action on its part is necessary to authorize the execution and delivery by it of this Agreement and the consummation of the Contribution and Issuance. The Board of Directors of Linn, acting in accordance with the recommendation of the Special Committee of the Board of Directors of Linn, has approved this Agreement and the Contribution and Issuance. This Agreement has been duly executed and delivered by Linn and, assuming due and valid authorization, execution and delivery hereof by LinnCo, is the valid and binding obligation of Linn enforceable against Linn in accordance with its terms, except as may be limited by the Remedies Exception;

(c) The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provisions of: (i) its certificate of formation or limited liability company agreement; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any applicable Laws; or (iv) any material provision of any material contract to which it is a party or by which its assets are bound;

(d) Upon issuance, all of the Linn Units issued in the Issuance will be duly authorized, validly issued and outstanding, and will have been issued free of preemptive rights in compliance with Laws and the limited liability company agreement of Linn and fully paid and non-assessable;

(e) It is acquiring the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Interests in violation of any federal or state securities Laws. It acknowledges that the Interests have not been registered under federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws; and

(f) It has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership, or as a disregarded entity, as the case may be, and not as a corporation. Linn is not, for U.S. federal income tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351) if the partnership were incorporated.

Section 2.3 Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR

LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE COMPANY, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE COMPANY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY THE OTHER PARTY. NEITHER OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE COMPANY FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE COMPANY THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE III

COVENANTS AND AGREEMENTS

Section 3.1 Regulatory Approvals; Efforts. Each Party agrees with the other that it shall comply with its obligations under the Merger Agreement, including Section 5.8 of the Merger Agreement.

Section 3.2 Linn has no present intention to sell or otherwise dispose of any material portion of the assets acquired pursuant to the Transaction in a taxable transaction for federal income tax purposes. In the event that, within seven (7) years following the Contribution, Linn desires to effect a disposition of a material portion of the assets acquired pursuant to the Transaction in a manner that results in a material increase to the tax liability of LinnCo resulting from the allocation of income or gain pursuant to Section 704(c) of the Internal Revenue Code of 1986, as amended (a “Material Disposition Transaction”), such a Material Disposition Transaction would be required to be approved by an independent committee appointed for such purpose by the LinnCo Board of Directors.

ARTICLE IV

CONDITIONS TO OBLIGATIONS

Section 4.1 Conditions to Obligation of Linn. The obligation of Linn to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of LinnCo set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(b) the Transaction shall have been consummated as provided in the Merger Agreement without material modification or waiver; and

(c) all waiting periods applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

Section 4.2 Conditions to Obligation of LinnCo. The obligation of LinnCo to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Linn set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);

(b) the Transaction shall have been consummated as provided in the Merger Agreement without material modification or waiver; and

(c) all waiting periods applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

ARTICLE V

FURTHER ASSURANCES

From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Survival of Representations and Warranties. The representations and warranties in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Parties may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by any Party thereafter in respect of such representations and warranties.

Section 6.2 Tax Matters.

(a) The parties to this Agreement intend that the Contribution qualify as an exchange to which Section 721(a) of the Code applies and agree to file all federal (and, to the extent applicable, state and local) income tax returns in a manner consistent with such treatment.

(b) Linn shall pay any and all transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay all documentary, filing, recording, transfer, deed, and conveyance fees required in connection therewith.

Section 6.3 Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 6.7 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 6.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 6.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 6.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

LINNCO, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President and CEO

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President and CEO

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT